Exhibit 99.1

Toppoint Holdings Provides 2025 Year-End Business Update

Import and Scrap Metal Growth Drive Revenue Expansion While Strategic Investments Build Long-Term Scale

North Wales, PA, March 25, 2026 (GLOBE NEWSWIRE) -- Toppoint Holdings Inc. (“Toppoint” or the “Company”) today provided a business update for the year ended December 31, 2025.

Toppoint continued to execute its long-term growth strategy during 2025, expanding its business mix, strengthening relationships with customers across the recycling export and import supply chain, and investing in infrastructure and technology to support scale. Revenue increased year over year, driven by strong growth in import freight and scrap metal transportation, which more than offset lower waste paper revenue in a still-soft recovered paper export market.

During the year, the Company continued expanding its footprint domestically and internationally, including progress in Ensenada, Mexico and Texas, while broadening its capabilities through import drayage growth, refrigerated logistics initiatives, and continued fleet and chassis modernization. Toppoint also strengthened its operating foundation as a newly public company following its January 2025 NYSE American listing.

“Compared with 2024, in 2025, Toppoint delivered revenue growth, expansion in both its import and metal businesses, and meaningful progress in diversifying the Company’s commodity mix and geographic footprint. While waste paper remained soft, the growth we achieved in emerging segments demonstrates the strength and adaptability of our platform. We also made important investments in chassis infrastructure, technology and operating capabilities that we believe position us to support customers more effectively.”

— Hok C. Chan, Chief Executive Officer

2025 Business Highlights

●	Revenue increased 3.2% year over year to $16.5 million, reflecting strong growth in import and scrap metal transportation.

●	Import revenue increased 36.0% to $4.8 million, while import loads increased 54.7% to 6,275.

●	Scrap metal revenue increased 77.4% to $2.0 million, while waste metal loads increased 94.1% to 2,413.

●	Cash increased to $1.2 million at year end, total assets increased to $11.0 million, and shareholders’ equity increased to $8.6 million.

Financial results for the year ended December 31, 2025

For the year ended December 31, 2025, revenue totaled $16,548,734 compared to $16,039,513 in 2024, an increase of $509,221 or 3.2%. The increase in revenue was primarily attributable to growth in import freight and scrap metal transportation, supported by expanded direct customer relationships and growth in emerging segments.

Cost of revenues were $16,051,009 in 2025 compared to $14,270,913 in 2024. Gross profit was $497,725 in 2025 compared to $1,768,600 in 2024. Gross margin was 3.0% in 2025 compared to 11.0% in 2024, reflecting a mix shift, operating investment, and higher overall cost structure as the Company scaled its platform.

Selling, general and administrative expenses were $7,875,263 in 2025 compared to $2,414,351 in 2024. The increase was driven primarily by public company costs, stock-based compensation, personnel expansion, and professional services supporting the Company’s growth initiatives.

Net loss for 2025 was $(7,344,586) compared to net income of $174,871 in 2024. Included in the 2025 result was significant non-cash stock-based compensation expense.

Selected Financial Metrics

Metric	2025	2024	YoY
Revenue	$16,548,734	$16,039,513	+3.2%
Cost of revenue	$16,051,009	$14,270,913	+12.5%
Gross profit	$497,725	$1,768,600	-71.9%
Gross margin	3.0%	11.0%	-8.0 pts
Selling, general and administrative	$7,875,263	$2,414,351	+226.2%
Net (loss) income	$(7,344,586)	$174,871	N/M
Cash	$1,202,395	$557,619	+115.6%
Total assets	$10,995,741	$4,985,912	+120.5%
Shareholders’ equity	$8,621,558	$2,541,874	+239.2%

Revenue by Commodity

Commodity	2025	2024	YoY
Paper	$9,153,668	$10,709,992	-14.5%
Import	$4,837,876	$3,556,824	+36.0%
Metal	$2,041,790	$1,150,794	+77.4%
Log	$345,700	$293,645	+17.7%
Plastic	$169,700	$328,258	-48.3%

Loads Completed by Business Vertical

NLC information is management-reported operational data presented in the 2025 Form 10-K.

Vertical	2025 Loads	2024 Loads	YoY
Waste Paper	13,232	16,641	-20.5%
Waste Metal	2,413	1,243	+94.1%
Forestry	315	271	+16.2%
Import	6,275	4,057	+54.7%
Others	208	453	-54.1%
Total	22,443	22,665	-1.0%

About Toppoint Holdings Inc.

Established in 2014 and headquartered in North Wales, Pennsylvania, Toppoint Holdings Inc. specializes in the transport of wastepaper, scrap metal, wooden logs and import/export cargo for large waste companies, recycling centers and commodity traders. The Company’s operations extend to major ports including Newark, NJ and Philadelphia, PA, with continued expansion into additional domestic and international markets.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are “forward-looking statements” as defined under the federal securities laws. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can find many (but not all) of these statements by the use of words such as “believe,” “plan,” “expect,” “intend,” “should,” “seek,” “estimate,” “will,” “aim” and “anticipate,” or other similar expressions in this press release. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s filings with the SEC.

Investor Relations Contact:

Toppoint Holdings Inc.

1250 Kenas Road

North Wales, PA 19454

Phone: (551) 866-1320

Email: investors@toppointtrucking.com

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